Exhibit 99.1

FOR IMMEDIATE RELEASE

Oculus Innovative Sciences Reports Financial Results for First Quarter of Fiscal Year 2017

•	Product Revenue Up 20% Driven by Growth in U.S. Dermatology

•	Dermatology Prescriptions Up 37%, June Quarter over March 2016 Quarter

Conference Call Begins at 4:30pm EDT Today

PETALUMA, Calif.—(July 28, 2016)—Oculus Innovative Sciences, Inc. (NASDAQ: OCLS, warrants OCLSW), a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care, today announced financial results for the first quarter of fiscal year 2017, ended June 30, 2016.

Total revenue was $3.8 million for the first quarter when compared to $3.7 million for the same period in 2015. Product revenues of $3.5 million were up 20% when compared to the same period last year, driven by strong growth in dermatology and animal health sales, partly offset by a decrease in revenue for Latin America due to a 19% decline in the value of the peso, when compared to the same period last year, and a strong 2016 first quarter sales in Latin America.

“We have established a strong foundation in dermatology with over 20 sales people, a product portfolio of seven products, over 44,000 prescriptions filled since late 2014,” said Oculus CEO Jim Schutz, “and we had our best dermatology quarter to date with 11,700 prescriptions filled, up 37% over the previous quarter ending March 31, 2016. With this foundation in place, we are focused on balancing continued strong revenue growth and the control of expenses to maximize our cash as we strive towards breakeven.”

Product revenues in the United States for the quarter ended June 30, 2016, of $1.4 million, increased by $586,000, or 74%, when compared to the same period in the prior year. This increase was the result of higher sales of the company’s dermatology and animal health products. Oculus currently has a strong dermatology product portfolio of seven products for: the treatment of atopic dermatitis, scar management, surgical procedures, an oral anti-infective for severe acne and, most recently, Ceramax, which utilizes a “state of the art” skin repair technology. In fact, the prescriptions filled for Ceramax during the June quarter, launched at the end of March, were 1,083, representing the company’s quickest sales ramp, compared to the other six product launches. In addition, sales to a new animal health care partner increased during the quarter compared to last year.

Product revenue in Europe and the rest of the world for the quarter ended June 30, 2016, of $1.0 million, increased by $467,000, or 82%, as compared to the same period in the prior year, with increases in Europe, Asia, the Middle East and India. The revenue in Europe for the quarter ended June 30, 2016, increased 56% in U.S. dollars, when compared to the same period last year.

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Product revenue in Latin America for the quarter ended June 30, 2016, was $1.1 million, down $460,000 or 30%, when compared to the same period in the prior year. This decrease was caused by a 19% decline in the value of the peso from the same period in the prior year, along with a strong quarter, ended June 30, 2015. The first quarter of fiscal year 2016 included the continued stocking by the new Latin American partner, Sanfer, in order to fill its expansive pharmacy store network.

For the three months ended June 30, 2016 and 2015, product licensing fees and royalty revenues were $75,000 and $447,000, respectively. The decrease is primarily related to the lower amortization of upfront payments from the company’s partner, Sanfer, in Latin America. This amortization relating to Sanfer ends in September 30, 2017.

Oculus reported gross profit of $1.9 million, or 50% of revenue, during the three months ended June 30, 2016, compared to a gross profit of $1.9 million, or 51% of revenue when compared to the same period in the prior year. The gross profit percentage was down compared to last year due to the reduction in higher-margin license fees and royalty revenue of $372,000, related to Oculus’ agreement with Sanfer.

Total operating expenses of $4.5 million for the three months ended June 30, 2016, increased by $306,000, or 7%, as compared to the same period in the prior year. Operating expenses minus non-cash expenses during the first quarter of fiscal year 2017 were $4.1 million, up $431,000, as compared to the same period in the prior year. The increase in operating expenses, minus non-cash expenses, was due to mostly higher sales and marketing expenses in the United States related to the costs of Oculus’ direct sales force in dermatology.

Net loss for the quarter ended June 30, 2016, was $2.6 million, an increase of $228,000, as compared to net loss of $2.3 million for the same period in the prior year.

As of June 30, 2016, Oculus had unrestricted cash and cash equivalents of $5 million, as compared with $7.5 million as of March 31, 2016. The company has no debt outstanding.

Conference Call

Oculus’ management will hold a conference call today to discuss first quarter fiscal year 2017 results and answer questions, beginning at 4:30 p.m. EDT. Individuals interested in participating in the conference call may do so by dialing 877-303-7607 for domestic callers or 973-638-3203 for international callers.

Those interested in listening to the conference call live via the Internet may do so at http://ir.oculusis.com/events.cfm. Please log on approximately 30 minutes prior to the presentation in order to register and download the appropriate software.

A telephone replay will be available for seven days following the conclusion of the call by dialing 855-859-2056 for domestic callers, or 404-537-3406 for international callers, and entering conference code 46082115. A webcast replay will be available on the site at http://ir.oculusis.com/events.cfm for one year following the call.

About Oculus Innovative Sciences, Inc.

Oculus Innovative Sciences is a specialty pharmaceutical company that develops and markets unique and effective solutions for the treatment of dermatological conditions and advanced tissue care. The company’s products, which are sold throughout the United States and internationally, have improved outcomes for more than five million patients globally by reducing infections, itch, pain, scarring and harmful inflammatory responses. The company's headquarters are in Petaluma, California, with manufacturing operations in the United States and Latin America. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.oculusis.com.

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Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Oculus Innovative Sciences, Inc. and its subsidiaries (the “Company”). These forward-looking statements are identified by the use of words such as “balancing,” “control,” and “strive,” among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s common stock and warrants may be delisted from NASDAQ, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital needs, the Company may not be able to obtain additional funding, as well as uncertainties relative to varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its annual report on Form 10-K for the fiscal year ended March 31, 2016. The Company disclaims any obligation to update these forward-looking statements, except as required by law.

Oculus and Microcyn® Technology are trademarks or registered trademarks of Oculus Innovative Sciences, Inc. All other trademarks and service marks are the property of their respective owners.

Media and Investor Contact:

Oculus Innovative Sciences, Inc.

Dan McFadden

VP of Public and Investor Relations

(425) 753-2105

dmcfadden@oculusis.com

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	June 30,	March 31,
	2016	2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,970	$7,469
Accounts receivable, net	2,593	2,274
Inventories, net	1,992	1,640
Prepaid expenses and other current assets	942	1,505
Total current assets	10,497	12,888
Property and equipment, net	764	850
Other assets	59	65
Total assets	$11,320	$13,803

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,368	$1,337
Accrued expenses and other current liabilities	1,442	1,526
Deferred revenue	656	574
Current portion of long-term debt	66	114
Total current liabilities	3,532	3,551
Deferred revenue, less current portion	38	112
Total liabilities	3,570	3,663
Commitments and Contingencies
Stockholders’ Equity
Convertible preferred stock, $0.0001 par value; 142,857 shares authorized, none issued and outstanding at June 30, 2016 and March 31, 2016, respectively	–	–
Common stock, $0.0001 par value; 12,000,000 shares authorized at June 30, 2016 and March 31, 2016, 4,200,756 and 4,196,659 shares issued and outstanding at June 30, 2016 and March 31, 2016, respectively	1	1
Additional paid-in capital	166,779	166,368
Accumulated deficit	(154,943)	(152,375)
Accumulated other comprehensive loss	(4,087)	(3,854)
Total stockholders’ equity	7,750	10,140
Total liabilities and stockholders’ equity	$11,320	$13,803

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2016	2015
Revenues
Product	$3,509	$2,916
Product licensing fees and royalties	75	447
Service	227	317
Total revenues	3,811	3,680
Cost of revenues
Product	1,707	1,516
Service	185	291
Total cost of revenues	1,892	1,807
Gross profit	1,919	1,873
Operating expenses
Research and development	360	467
Selling, general and administrative	4,130	3,717
Total operating expenses	4,490	4,184
Loss from operations	(2,571)	(2,311)
Interest expense	(1)	–
Interest income	1	–
Loss due to change in fair value of derivative liabilities	–	(59)
Other income	3	30
Net loss	(2,568)	(2,340)
Net loss per common share: basic and diluted	$(0.61)	$(0.77)
Weighted-average number of shares used in common share calculations:
Basic and diluted	4,198	3,034
Other comprehensive loss
Net loss	$(2,568)	$(2,340)
Foreign currency translation adjustments	(233)	(71)
Comprehensive loss	$(2,801)	$(2,411)

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands) and (Unaudited)

	Three Months Ended June 30,
	2016	2015
(1) Loss from operations minus non-cash expenses (EBITDAS):
GAAP loss from operations as reported	$(2,571)	$(2,311)
Non-cash adjustments:
Stock-based compensation	411	412
Service provider expenses settled with common stock	–	107
Depreciation and amortization	61	62
Non-GAAP loss from operations minus non-cash expenses (EBITDAS)	$(2,099)	$(1,730)

(2) Net loss minus non-cash expenses:
GAAP net loss as reported	$(2,568)	$(2,340)
Non-cash adjustments:
Stock-based compensation	411	412
Service provider expenses settled with common stock	–	107
Depreciation and amortization	61	62
Loss due to change in fair value of derivative instruments	–	59
Non-GAAP net loss minus non-cash expenses	$(2,096)	$(1,700)

(3) Operating expenses minus non-cash expenses:
GAAP operating expenses as reported	$4,490	$4,184
Non-cash adjustments:
Stock-based compensation	(343)	(357)
Service provider expenses settled with common stock	–	(107)
Depreciation and amortization	(8)	(12)
Non-GAAP operating expenses minus non-cash expenses	$4,139	$3,708

(1)	Loss from operations minus non-cash expenses (EBITDAS) is a non-GAAP financial measure. The Company defines operating loss minus non-cash expenses as GAAP reported operating loss minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of modifying the operating loss to reflect direct cash related transactions during the measurement period.

(2)	Net loss minus non-cash expenses is a non-GAAP financial measure. The Company defines net loss minus non-cash expenses as GAAP reported net loss minus depreciation and amortization, stock-based compensation, a change in fair value of common stock, a change in the fair value of derivative instruments, loss on impairment of investment, and non-cash interest expense. The Company uses this measure for the purpose of modifying the net loss to reflect only those expenses to reflect direct cash transactions during the measurement period.

(3)	Operating expenses minus non-cash expenses is a non-GAAP financial measure. The Company defines operating expenses minus non-cash expenses as GAAP reported operating expenses minus operating depreciation and amortization, and operating stock-based compensation. The Company uses this measure for the purpose of identifying total operating expenses involving cash transactions during the measurement period.

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OCULUS INNOVATIVE SCIENCES, INC. AND SUBSIDIARIES

Product Related Revenue Schedules

(In thousands) and (Unaudited)

The following table shows the company’s product revenues by geographic region:

	Three Months Ended June 30,
	2016	2015	$ Change	% Change
United States	$1,373	$787	$586	74%
Latin America	1,098	1,558	(460)	(30%	)
Europe and Rest of the World	1,038	571	467	82%
	3,509	2,916	593	20%
Product license fees and royalties	75	447	(372)	(83%	)
Total	$3,584	$3,363	$221	7%

The following table shows our product license fees and royalties revenue by partner:

	Three Months Ended June 30,
Product license fees and royalties	2016	2015	$ Change	% Change
Exeltis (formerly Quinnova)	$–	$54	$(54)	(100%	)
Innovacyn	–	20	(20)	(100%	)
Laboratorios Sanfer (formerly More Pharma)	75	373	(298)	(80%	)
Total product license fees and royalties	$75	$447	$(372)	(83%	)

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